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                                                                    EXHIBIT 99.9

                                                                  NEWS RELEASE
                                                                  April 23, 1999


                     SIGHT RESOURCE OBTAINS NEW $20 MILLION
                    CREDIT FACILITY FROM FLEET NATIONAL BANK

(Holliston, Massachusetts) - Sight Resource Corporation (NASDAQ: VISN), a leading provider of primary eye care services and managed vision care programs, today announced that it has obtained a new $20 million credit facility from Fleet National Bank, Boston, Massachusetts. The credit facility will be used to finance future acquisitions, refinance existing debt, provide working capital and for other general corporate purposes.

The $20 million credit facility includes a $3 million revolving line of credit, a term loan of $7 million and an acquisition line of credit of $10 million.

In conjunction with obtaining the new credit facility from Fleet National Bank, the Company intends to take a first quarter, non-recurring non-cash charge of approximately $323,000 for unamortized deferred financing costs associated with the Company's prior credit facility.

William T. Sullivan, President and Chief Executive Officer of Sight Resource Corporation, stated, "We are very pleased that Fleet National Bank has demonstrated its support for our business strategy. Our new management team has worked diligently to improve existing performance, demonstrate the merits of our acquisition strategy and earn the confidence of our new partners at Fleet. We believe that this credit facility will play an important role in allowing us to continue to implement our acquisition strategy and meet our growth plans for 1999."

Sight Resource provides a complete range of primary eye care products and services through its primary eye care centers, managed care programs, laser vision correction centers and integrated networks of opticians, optometrists and ophthalmologists. The Company's wholly-owned subsidiaries include Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Shawnee Optical in Ohio and Pennsylvania, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island.

CONTACT: Nils Bonde-Henriksen, Manager of Corporate Communications, 508-429-6916, ext. 111

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 1998 filed with the Securities and Exchange Commission.